Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF REPORTS HIGHER SALES AND IMPROVED OPERATING RESULTS
RAISES FULL YEAR 2006 GUIDANCE

November 2, 2006 .... International Flavors & Fragrances Inc. (NYSE: IFF) reported earnings per share for the third quarter of $.70, exceeding the First Call consensus expectation of $.58. The third quarter 2005 results as reported were $.72, which included a gain of $.24 per share relating to repatriation of funds from overseas affiliates. On a comparable basis, excluding this one-time repatriation benefit, the third quarter 2006 results per share represent a 46% gain over the 2005 quarter.

Third quarter 2006 sales totaled $539 million, up 9% from the prior year quarter; fragrance and flavor sales increased 12% and 6%, respectively. Reported sales for the 2006 quarter benefited from the generally weaker U.S. dollar during the quarter; at comparable exchange rates, sales would have increased 7% in comparison to the 2005 quarter.

Fragrance sales were led by a 24% increase in fine fragrance sales, with much of the growth driven by new product introductions. Sales of functional fragrances increased 5% from both increased volume and new product introductions while sales of fragrance ingredients increased 11% mainly from increased volume.

Flavor sales increased 6%, based on a combination of new product introductions and volume growth. Flavor compound sales increased in each region in both local currency and dollars.

‘‘The acceleration of growth in sales and earnings is very encouraging,’’ said Robert M. Amen, IFF Chairman and Chief Executive Officer. ‘‘We continue to perform very well in fine fragrances, with our major customers, and in key growth markets – notably Latin America, Asia and Eastern Europe. These strong performances have been enhanced by renewed growth and improved operating results in both North America and Western Europe. These results demonstrate the strategic initiatives undertaken in the past year are beginning to pay off. I am also very pleased to see the improvement in flavor sales.’’

‘‘The actions we announced in mid-October to organize into flavors and fragrance business units will sharpen our focus and improve accountability. I believe this will accelerate our growth and improve results. We are confident in our growth prospects and our ability to build shareholder value as demonstrated by the recent 14% increase in our dividend and $300 million share repurchase program.’’

Third Quarter 2006

Sales performance by region and product category compared to the prior year quarter follows:

			Third Quarter 2006 vs. 2005
		% Change in Sales by Region of Destination
		Fine	Func'l.	Ingr.	Total Frag.	Flavors	Total
North America	Reported	18%	3%	8%	9%	3%	7%
Europe	Reported	19%	9%	9%	13%	6%	10%
	Local Currency	13%	4%	5%	7%	1%	5%
Latin America	Reported	51%	4%	9%	15%	5%	12%
Asia Pacific	Reported	58%	5%	14%	16%	8%	11%
	Local Currency	60%	2%	15%	14%	7%	10%
India	Reported	-19%	-13%	61%	-3%	11%	4%
	Local Currency	-20%	-14%	57%	-4%	11%	3%
Total	Reported	24%	5%	11%	12%	6%	9%
	Local Currency	21%	3%	8%	10%	4%	7%

Net income for the 2006 quarter totaled $64 million, a 7% decrease compared with the prior year quarter, as reported. The 2005 third quarter net income of $69 million included a tax benefit of $23 million on repatriation of dividends from overseas affiliates.

•	Gross profit, as a percentage of sales, improved nearly one percentage point compared to the prior year quarter, mainly from the higher sales, improved manufacturing expense absorption and favorable product mix.

•	Research and Development expenses totaled 8.6% of sales compared to 9.1% in the prior year quarter.

•	Selling, General and Administrative expenses, as a percentage of sales, were 16.3% in the current quarter compared to 17.4% in 2005. The 2005 quarter included $5 million of expense relating to a product contamination issue; 2006 results include the benefit of a $3 million insurance recovery related to this contamination matter. The 2006 quarter also included $14 million of incentive compensation expense; the 2005 quarter included $2 million of such expense.

•	Other income (expense), net in the 2006 quarter increased $6 million over the prior year quarter, mainly due to gains on disposal of fixed assets as well as somewhat higher interest income, partially offset by higher foreign exchange losses.

•	The effective tax rate was 30% compared to a negative rate of 4% in the prior year quarter. The 2005 quarter included the one-time $23 million tax benefit; excluding this benefit, the 2005 third quarter effective rate was 32%.

Outlook for 2006 increased

For the full year, the Company expects sales to increase by mid-single digit rates in both local currency and reported dollars, in comparison to 2005; previously, sales had been expected to increase at a lower rate.

Earnings per share for 2006 are now expected to be in the range of $2.36 to $2.44, compared to previous expectations of $2.20 to $2.28; the improvement comes primarily from expected higher sales for the year, and the benefit of actions taken to improve profitability.

About IFF

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products — from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding. IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are ‘‘forward-looking statements’’ within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as ‘‘expect’’, ‘‘believe’’, ‘‘may’’, ‘‘outlook’’, ‘‘guidance’’ and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to its earlier contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Webcast and Conference call

The Company will host a real-time webcast and teleconference to discuss its third quarter results and its current expectations for 2006 at 10:00 a.m. Eastern Time on Thursday, November 2, 2006.

You may use the following dial-in numbers to access the teleconference (please dial in 5 to 10 minutes prior to the scheduled start time):

United States:	1-800-946-0713
International:	1-719-457-2642
Reservation Number:	2042282

You may access the webcast, together with the supplemental financial information presented as slides at the webcast and discussed in the teleconference, via the Company’s internet website located at http://www.iff.com by clicking on ‘‘Investor Relations’’ and selecting the ‘‘Webcasts’’ page.

Playback Information

An archive of the webcast and a taped replay of the teleconference will be available following completion of the webcast and teleconference. The replay will be available beginning at 1:00 p.m. Eastern Time on Thursday, November 2nd and ending at Midnight on Wednesday, November 15, 2006. The archive of the webcast can be accessed through the Company’s website as described above. The dial-in numbers and reservation number for the taped replay are:

United States:	1-888-203-1112
International:	1-719-457-0820
Reservation Number:	2042282

Contact

Douglas J. Wetmore
Senior Vice President and
Chief Financial Officer
Phone: 212-708-7145

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International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2005	2006	% Fav/ (Unfav)	2005	2006	% Fav/ (Unfav)
Net sales	$493,118	$539,135	9%	$1,531,748	$1,581,072	3%
Cost of goods sold	286,712	310,149	(8%)	894,174	907,856	(2%)
Gross margin on sales	206,406	228,986	11%	637,574	673,216	6%
Research & development	44,651	46,471	(4%)	133,784	137,661	(3%)
Selling and administrative	86,022	88,092	(2%)	253,632	261,364	(3%)
Amortization	3,768	3,713		11,303	11,134
Restructuring and other charges	—	316		—	673
Operating profit	71,965	90,394	26%	238,855	262,384	10%
Interest expense	(6,566)	(6,475)	1%	(18,204)	(18,148)	—
Other income (expense), net	854	6,783		3,968	6,630
Pretax income	66,253	90,702	37%	224,619	250,866	12%
Income taxes (benefit)	(2,319)	27,056		46,791	72,348
Net income	$68,572	$63,646	(7%)	$177,828	$178,518	—
Including restructuring and other charges:
Net income	$68,572	$63,646	(7%)	$177,828	$178,518	—
Earnings per share – basic	$0.73	$0.71	(3%)	$1.89	$1.97	4%
Earnings per share – diluted	$0.72	$0.70	(3%)	$1.87	$1.95	4%
Excluding restructuring and other charges and 2005 AJCA tax benefit:
Net income	$45,282	$63,856	41%	$154,538	$179,092	16%
Results per share – basic	$0.48	$0.71	48%	$1.65	$1.97	19%
Results per share – diluted	$0.48	$0.70	46%	$1.62	$1.96	21%
Average shares outstanding (in thousands):
Basic	93,380	90,053	4%	93,860	90,786	3%
Diluted	94,622	90,988	4%	95,301	91,489	4%

International Flavors & Fragrances Inc.
Consolidated Condensed Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31, 2005	September 30, 2006
Cash & short-term investments	$272,897	$163,084
Receivables	368,519	425,219
Inventories	430,794	433,458
Other current assets	119,064	112,468
Total current assets	1,191,274	1,134,229
Property, plant and equipment, net	499,145	479,468
Goodwill and other intangibles, net	772,651	761,519
Other assets	175,126	206,738
Total assets	$2,638,196	$2,581,954
Bank borrowings
and current portion of long-term debt	$819,392	$302,663
Other current liabilities	383,304	432,138
Total current liabilities	1,202,696	734,801
Long-term debt	131,281	505,598
Non-current liabilities	388,872	382,443
Shareholders' equity	915,347	959,112
Total liabilities and shareholders' equity	$2,638,196	$2,581,954

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2005	2006
Cash flows from operating activities:
Net income	$177,828	$178,518
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	69,546	66,910
Deferred income taxes	(25,667)	(8,904)
Gain on disposal of assets	(2,005)	(14,682)
Changes in assets and liabilities
Current receivables	(44,827)	(59,694)
Inventories	(1,769)	12,328
Current payables	4,576	34,439
Other assets, net	(50,282)	(9,311)
Other liabilities, net	14,194	38,265
Net cash provided by operations	141,594	237,869
Cash flows from investing activities:
Net change in short-term investments	35	25
Additions to property, plant and equipment	(61,284)	(30,883)
Proceeds from disposal of assets	756	14,888
Net cash used in investing activities	(60,493)	(15,970)
Cash flows from financing activities:
Cash dividends paid to shareholders	(50,493)	(50,815)
Net change in bank borrowings	2,044	(36,804)
Net change in commercial paper outstanding	39,235	—
Proceeds from long-term debt	—	375,000
Repayments of long-term debt	(11,653)	(499,300)
Proceeds from issuance of stock under stock option and employee stock purchase plans	21,897	40,494
Purchase of treasury stock	(83,613)	(162,221)
Net cash used in financing activities	(82,583)	(333,646)
Effect of exchange rate changes on cash and cash equivalents	(2,826)	1,965
Net change in cash and cash equivalents	(4,308)	(109,782)
Cash and cash equivalents at beginning of year	32,596	272,545
Cash and cash equivalents at end of period	$28,288	$162,763